SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
PL Capital Offshore, Ltd.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
                              John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by PL Capital Group

        PL Capital Group is sending a letter to shareholders of Bancorp Rhode Island, Inc. (“Bancorp Rhode Island”). A copy of the letter follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Additional Information

        PL Capital Group filed a definitive proxy statement in connection with Bancorp Rhode Island’s 2007 annual meeting of shareholders (the “Annual Meeting”) with the Securities and Exchange Commission (“SEC”) on April 5, 2007. Shareholders are urged to read the definitive proxy statement because it contains important information about PL Capital Group’s solicitation in connection with the Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement, and any other relevant documents filed by PL Capital Group, from the SEC’s web site at www.sec.gov or PL Capital Group.

Participants in Solicitation

        PL Capital Group consists of the following persons who are participants in PL Capital Group’s solicitation: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; PL Capital Offshore, Ltd.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; and John W. Palmer. Information regarding the participants and their direct or indirect interests in the solicitation are contained in PL Capital Group’s definitive proxy statement.

THE PL CAPITAL GROUP/BANCORP RHODE ISLAND, INC.
YOUR VOTE IS IMPORTANT…Please vote the GREEN card today!

Recently, you should have received PL Capital Group’s proxy statement, along with our GREEN proxy card, in connection with the solicitation of proxies for the election of directors at Bancorp Rhode Island’s (Bancorp RI) upcoming May 16, 2007 Annual Meeting. For the first time ever, you will have a real choice, rather than simply having to vote for Bancorp RI insiders.

WHY DOES PL CAPITAL THINK BANCORP RI NEEDS IMPROVEMENT?

Bancorp RI will tell you in their shareholder communications that everything is going well. What they won’t tell you is that 2006 was THE WORST YEAR SINCE BANCORP RI WAS FOUNDED IN 1996, based on several key measures, as noted below:

•	LOWEST Return on Equity (ROE) since 1996:	7.2%
•	LOWEST Return on Assets (ROA) in its history:	0.53%
•	HIGHEST Operating Efficiency Ratio in its history:	76% (lower is better)
•	LOWEST Diluted Earnings Per Share (EPS) since 2000:	$1.57

Bancorp RI’s results have declined so much, Bancorp RI is now a below average performer compared to peers:

2006 Annual Results:	Bancorp RI	Peer Group (1) (Assets $1-$5 Billion)	All U.S. Banks (2)
Return on Equity	7.2%	12.3%	13.1%
Return on Assets	0.53%	1.14%	1.33%
Efficiency Ratio	76%	58%	56%

Source:	(1) SNL Financial LC--Includes 152 publicly traded banks with total assets between $1.0 billion to $5.0 billion.

(2) Federal Deposit Insurance Corporation, “Statistics on Depository Institutions” (www.fdic.gov), includes 7,526 banks.

BANCORP RI’S INABILITY TO CONTROL OVERHEAD EXPENSES

In the past five years, Bancorp RI’s operating expenses have grown at a faster compounded annual growth rate (+11.5%) than the compounded annual growth rate in revenues (+7.5%), total assets (+9.9%) and total deposits (+7.5%). Unfortunately, Bancorp RI CEO Merrill W. Sherman told us that she does not share PL Capital’s view that Bancorp RI can reduce its efficiency ratio from the current 76% to 55%-60%. In our view, if thousands of banks around the country can do it, then Bancorp RI should attempt to do it as well.

CEO’S COMPENSATION IS PART OF THE EXPENSE PROBLEM

We can only wonder if CEO Merrill Sherman’s inability to dramatically reduce Bancorp RI’s expenses is because her compensation is part of the problem. Her total compensation has been growing significantly, almost tripling from 1997 to 2006, and almost doubling from 2003 to 2006, while key performance measures declined. This situation demonstrates the inability of management to control expenses, and calls into question the board’s oversight over Bancorp RI’s management.

BANCORP RI’S ROE DECLINES WHILE CEO’S TOTAL COMPENSATION SOARS
(for the years ended December 31,):

CEO’S $7 MILLION++ GOLDEN HANDSHAKE

In early 2007, shortly after PL Capital announced its intention to run for board seats, CEO Merrill Sherman received several enhancements to her employment agreement. Her total severance package would now pay her more than $7 MILLION if she left after a change in control of Bancorp RI.

EXECUTIVE BONUSES WERE GRANTED DESPITE WEAK FINANCIAL
PERFORMANCE—WHAT IS THE BOARD DOING WITH SHAREHOLDER’S
MONEY (OUR MONEY AND YOUR MONEY!!)?

In 2006, the Compensation Committee conveniently decided to ignore certain expenses taken by Bancorp RI, thereby enabling management to qualify for their bonuses. This is OUTRAGEOUS in our view, given Bancorp RI’s weak performance in 2006.

BANCORP RI SHOULD EXPLORE ALL POSSIBLE STRATEGIC ALTERNATIVES
TO MAXIMIZE SHAREHOLDER VALUE

We don’t believe Bancorp RI’s existing board and management team have the intention or ability to reduce the Bancorp RI’s efficiency ratio to 55% to 60% (and increase earnings by doing so). We therefore believe Bancorp RI should pursue all strategic alternatives, including a merger with a larger banking organization, which could unlock Bancorp RI’s franchise value. Fortunately, despite management’s performance shortfalls, Bancorp RI still has significant franchise value, as noted in Wall Street analysts comments included herein as Appendix A.

If we are elected to the board, we are also willing to realistically examine management’s plans and projections to evaluate whether remaining independent, or deferring a sale until a more opportune time, may create more shareholder value over time. We are also willing to examine whether changes in the existing management team or business model would yield superior performance and shareholder value.

WHO IS PL CAPITAL GROUP?

PL Capital Group is an investment firm which specializes in shareholder advocacy in the banking industry. PL Capital’s investment strategy is to acquire significant stakes in undervalued and underperforming companies, such as Bancorp RI, and aggressively advocate for improvements in performance and maximization of shareholder value, for the benefit of ALL shareholders. PL Capital Group owns 8% of Bancorp RI’s common stock and is seeking your help in electing the principals and founders of PL Capital, John W. Palmer and Richard J. Lashley, to the board of Bancorp RI. Please read our proxy materials for more complete information, and feel free to contact us:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
bankfund@aol.com	(630) 848-1342 (fax)
palmersail@aol.com

If you require any assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC., 48 Wall Street, New York, NY 10005
Toll Free: 1-800-488-8035

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. PLEASE SIGN AND DATE YOUR GREEN PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY. DO NOT RETURN BANCORP RI’S WHITE CARD EVEN AS A SIGN OF PROTEST. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. PLEASE VOTE FOR MESSRS. LASHLEY AND PALMER BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED GREEN PROXY CARD AS SOON AS POSSIBLE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO BANCORP RI’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING, AND MAILING THE ENCLOSED GREEN PROXY CARD OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Additional Information

PL Capital Group has filed a definitive proxy statement regarding the nomination of John W. Palmer and Richard J. Lashley (the “PL Capital Nominees”) to serve as directors of Bancorp RI with the U.S. Securities and Exchange Commission (SEC). You are urged to read the definitive proxy statement and any other document related to the solicitation of proxies by PL Capital Group because they contain important information about PL Capital, the PL Capital Nominees, Bancorp Rhode Island and related matters, including information regarding the participants in the solicitation and their interests in the solicitation. You may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC free of charge from PL Capital Group, upon request, or at the SEC’s web site at www.sec.gov.

Appendix A

WALL STREET ANALYSTS WEIGH IN on Bancorp RI’s problems, PL Capital and opportunities for maximizing shareholder value:

Jared Shaw, Keefe, Bruyette & Woods, Inc. (from p. 4 of an American Banker article dated February 5, 2007):

“There is more value in a sale than the way that they’re running the bank right now, said Jared Shaw, an analyst at Keefe Bruyette. The stock, based solely on the company’s earnings, should be trading around $28 a share but could fetch $44 to $48 a share in a sale”, Mr. Shaw said.

Speaking about Bancorp RI’s fourth quarter 2006 earnings, he said that “while the efficiency ratio improved to 75.8%, by our calculations, it still remains one of the highest of BARI’s peer group.”

Laurie Hunsicker; Friedman, Billings, Ramsey & Co., Inc. (January 26, 2007):

“We continue to believe that BARI has an attractive franchise in a fairly consolidated state and could be worth $50-$55 per share in an acquisition, should the board decide to pursue a sale. Additionally, if the board elects to sell to a mutual that was simultaneously converting to stock form and take IPO shares as currency . . ., our $55 takeout target could, in fact be closer to $75-plus per share.”

Bret Ginesky, Ryan Beck & Co., Inc. (January 25, 2007):

Referring to PL Capital Group, he said: “Moreover, we believe the influence of outside investors could manifest into a productive relationship and lead to performance enhancements at the bank.”

Jared Shaw, Keefe, Bruyette & Woods, Inc. (June 23, 2006):

“Bancorp Rhode Island remains challenged by higher expenses. The bank’s efficiency ratio topped 80% this past quarter and has consistently been in the 70% area.”

“Scarcity value: Bancorp Rhode Island is one of two remaining independent banks headquartered in Rhode Island. Furthermore, by operating in a marketplace dominated by three large banks ([Bank America], [Sovereign], Citizens), Bancorp Rhode Island offers an acquirer immediate entrance into the market.”

Use of Previously Published Material

        The above quotations are taken from previously published material contained in periodicals and analyst reports, the source of which, including the name of the author and publication and the date of publication, has been cited when used. PL Capital Group did not seek the consent of the author or publication to the use of any such material as proxy soliciting material, and such material should not be viewed as indicating the support of such third party for the views expressed by PL Capital Group in its proxy solicitation materials. PL Capital Group has not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or republication of any such material.